As filed with the Securities and Exchange Commission on July 10, 2017

Registration Statement No. 333-[       ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GrowGeneration, Corp.

(Exact Name of Registrant as Specified in its Charter)

Colorado	46-5008129
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 West Mississippi Avenue

Denver, Colorado 80223

(Address of Principal Executive Offices, including Zip Code)

GrowGeneration, Corp.

2014 Equity Incentive Plan

(Full Title of the Plan)

Darren Lampert

Chief Executive Officer

1000 West Mississippi Avenue

Denver, Colorado 80223

(800) 935-8420

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mitchell L. Lampert

Robinson & Cole LLP

1055 Washington Boulevard
Stamford, CT  06901

(203) 462-7559

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share, issuable under the GrowGeneration, Corp. 2014 Equity Incentive Plan	2,500,000	(3)	$1.92	$4,800,000	$556.32

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”), of GrowGeneration, Corp., previously named EasyLife, Corp. until June 25, 2014 (the “Registrant” or “Company”), that may become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the OTCQB Marketplace on July 5, 2017, a date within 5 business days prior to the date of filing of this Registration Statement.

(3)	Represents the number of shares of common stock reserved under the 2014 Plan with respect to grants of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock as the administrator of the 2014 Plan may determine.

(4)	Computed based on multiplying the aggregate offering amount by 0.0001159.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GrowGeneration, Corp., a Colorado corporation, previously named EasyLife, Corp. until June 25, 2014 (the “Company”), is filing this Registration Statement in order to register 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and such additional shares of Common Stock reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).

The documents containing the information specified in this Part I will be sent or given to participants in the 2014 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Prospectus”).

General

The 2014 Plan was approved by the Company’s Board of Directors and stockholders on March 6, 2014.

The general purpose of the 2014 Plan is to provide an incentive to the Company’s employees, directors, consultants and advisors by enabling them to share in the future growth of the Company’s business. The Company’s Board of Directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out its long range plans and securing its growth and financial success.

The Company’s Board of Directors believes that the 2014 Plan will advance the Company’s interests by enhancing its ability to (a) attract and retain employees, consultants, directors and advisors who are in a position to make significant contributions to its success; (b) reward its employees, consultants, directors and advisors for these contributions; and (c) encourage employees, consultants, directors and advisors to take into account the Company’s long-term interests through ownership of its shares.

Description of the 2014 Equity Incentive Plan

The following description of the principal terms of the 2014 Plan is a summary and is qualified in its entirety by the full text of the 2014 Plan, which was attached as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the Commission on November 9, 2015.

Administration. The 2014 Plan is administered by the Company’s Board of Directors. The Board of Directors may grant options to purchase shares of Common Stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of Common Stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board of Directors also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2014 Plan and amend or modify outstanding options, grants and awards. The Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2014 Plan. No options, stock purchase rights or awards may be made under the 2014 Plan on or after the ten year anniversary of the adoption of the 2014 Plan by the Board of Directors, but the 2014 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2014 Plan.

Eligibility. Persons eligible to receive options, stock appreciation rights or other awards under the 2014 Plan are those employees, consultants, advisors and directors of the Company and its subsidiaries who, in the opinion of the Board of Directors, are in a position to contribute to the Company’s success.

Shares Subject to the 2014 Plan. The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the 2014 Plan is 2,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive stock options may be granted under the 2014 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2014 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of Common Stock are withheld to cover withholding taxes on options or other awards, the number of shares of Common Stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2014 Plan. No employee, consultant, advisor or director may receive options or stock appreciation rights relating to more than 1,000,000 shares of Common Stock in the aggregate in any calendar year.

Options. Options granted under the 2014 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board of Directors will determine the exercise price of options granted under the 204 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant the Common Stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the last trading day before the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Board of Directors based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2014 Plan will be exercisable at such time or times as the Board of Directors prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Board of Directors may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of Common Stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified bank check, (b) through delivery of shares of Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Board of Directors is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Board of Directors may permit the holder of an option, stock appreciation right or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Board of Directors will determine the extent to which a holder of a stock option may exercise the option following termination of service with the Company.

Stock Appreciation Rights. The Board of Directors may grant stock appreciation rights independent of or in connection with an option. The Board of Directors will determine the other terms applicable to stock appreciation rights. The exercise price per share of a stock appreciation right will be determined by the Board of Directors, but will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, as determined by the Board of Directors. The maximum term of any stock appreciation rights granted under the 2014 Plan is ten years from the date of grant. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

●	the number of shares of Common Stock covered by the stock appreciation right.

Payment may be made in shares of Common Stock, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

Restricted Stock and Restricted Stock Units. The Board of Directors may award restricted common stock and/or restricted stock units under the 2014 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of Common Stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Board of Directors. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Board of Directors determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Board of Directors may award performance shares and/or performance units under the 2014 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Transferability of Awards. Unless determined otherwise by the Board of Directors, an award under the 2014 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a participant, only by the participant. If the Board of Directors makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust, or (iii) as permitted by Rule 701 of the Securities Act.

Effect of Certain Corporate Transactions. The Board of Directors may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2014 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Board of Directors. The Board of Directors may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, restricted stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of Common Stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of Common Stock on the date of the change in control , and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of Common Stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Board of Directors deems necessary or appropriate.

Amendment, Termination. The Board of Directors may amend the terms of awards in any manner not inconsistent with the 2014 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, the Board of Directors may at any time amend, suspend, or terminate the 2014 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law or stock exchange rule, the 2014 Plan requires the Company to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2014 Plan or changes the persons or classes of persons eligible to receive awards.

Item 2. Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement are also incorporated by reference in the Prospectus and are available, without charge, upon written or oral request.

Such other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act shall also be available, without charge, upon written or oral request directed to: GrowGeneration, Corp., Attention: Chief Executive Officer, 1000 West Mississippi Avenue, Denver, Colorado 80223; telephone number: (800) 935-8420.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

(1) Annual Report on Form 10-K for year ended December 31, 2016, filed with the SEC on March 31, 2017;

(2) Current Report on Form 8-K, filed with the SEC on April 3, 2017;

(3) Current Report on Form 8-K, filed with the SEC on April 5, 2017;

(4) Current Report on Form 8-K, filed with the SEC on April 14, 2017;

(5) Current Report on Form 8-K, filed with the SEC on April 18, 2017;

(6) Amendment to Current Report on Form 8-K, filed with the SEC on April 19, 2017;

(7) Current Report on Form 8-K, filed with the SEC on April 26, 2017;

(8) Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 15, 2017;

(9) Current Report on Form 8-K, filed with the SEC on May 16, 2017;

(10) Current Report on Form 8-K, filed with the SEC on May 19, 2017;

(11) Current Report on Form 8-K, filed with the SEC on May 22, 2017;

(12) Current Report on Form 8-K, filed with the SEC on May 23, 2017; and

(13) Current Report on Form 8-K, filed with the SEC on June 6, 2017.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

The Company does not have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the Company, including matters arising under the Securities Act. Colorado law and the Company’s bylaws provide that the Company will indemnify its directors and officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation, and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to the Company.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
4.1	EasyLife, Corp. 2014 Equity Incentive Plan	Form S-1	333-207889	11/09/2015	10.5
5.1	Opinion of Andrew I. Telsey, P.C.					X
23.1	Consent of Andrew I. Telsey, P.C. (included in Exhibit 5.1)					X
23.2	Consent of Connolly Grady & Cha, P.C., Independent Registered Public Accounting Firm					X
24.1	Power of Attorney (included on signature page)					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 10th day of July, 2017.

GrowGeneration, Corp.

By:	/s/ Darren Lampert
Darren Lampert
Chief Executive Officer

By:	/s/ Monty Lamirato
Monty Lamirato
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Darren Lampert his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his/her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Darren Lampert	Chief Executive Officer and Director	July 10, 2017
Darren Lampert	(Principal Executive Officer)

/s/ Michael Salaman	President and Director	July 10, 2017
Michael Salaman

/s/ Stephen Aiello	Director	July 10, 2017
Stephen Aiello

/s/ Jody Kane	Director	July 10, 2017
Jody Kane

/s/ Irwin Lampert	Director	July 10, 2017
Irwin Lampert